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                                          January 14, 1999




Objective Communications, Inc.
50 International Drive
Portsmouth, New Hampshire  03801

Attention:  James F. Bunker, CEO

                Re: Proposed Public Offering

Gentlemen:

          We are pleased to submit this Letter of Intent with respect to a proposed "firm commitment" public offering by Objective Communications, Inc. ("Company") of $15 million of shares of the Company's common stock ("Common Stock" or "Shares"). The offering price shall be mutually determined by the Company and Southeast Research Partners, Inc.. ("SERP") immediately prior to the effective date ("Effective Date") of the Registration Statement, based on the then market price of the Common Stock. For the purpose of covering over-allotments, if any, which may occur during the distribution and sale of the Units, the Company will grant SERP an option to purchase all or part of an additional number of Shares as will be equal to 15% of the total number of Shares initially offered to the public, for a period of 45 days from the Effective Date.

          As of the date hereof, there are outstanding 5,741,035 shares of Common Stock. All currently outstanding options, warrants and other securities convertible into or exchangeable for Common Stock are described in the Company's SEC Report on Form 10-QSB for the quarter ended September 30, 1998. The Company represents that on the Effective Date, there will be no other securities of the Company outstanding; provided, however, that the Company may: (i) issue securities in connection with the proposed "bridge" financing described below ("Bridge Financing"); and (ii) grant options to employees in the ordinary course of business with exercise prices of no less than the market price of the Common Stock on the date of grant.

          It is a condition to closing the offering that the Company effect a one-for-four reverse stock split ("Split") prior to the Effective Date. All share references in this letter shall refer to pre-Split shares.

          It is our intent, immediately prior to the Effective Date, to enter into an Underwriting Agreement with the Company which shall contain such terms and conditions as are customarily contained in agreements of such character. The Underwriting Agreement will set forth the terms and conditions of the proposed public offering, which shall include the following:

          (a) There will be an underwriting discount of eight percent.

          (b) In order to reimburse SERP for those costs, fees and expenses customarily incurred by an underwriter during the registration process, the Company shall pay to SERP a nonaccountable expense allowance in the amount of three percent of the gross proceeds of the offering (including the over-allotment option),


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Objective Communications, Inc.
January 14, 1999
Page 2




of which $25,000 will be paid upon the execution of this letter and an additional $25,000 shall be paid by the Company at the closing of the Bridge Financing.

          (c) The Company will sell to SERP and/or its designees, at the time of the closing of the offering ("Closing Date"), for an aggregate of $100, an option ("Purchase Option") to purchase that aggregate number of Shares as would be equal to ten percent of the total number of Shares sold in the public offering, excluding any Shares sold pursuant to the over-allotment option provided for above. The Purchase Option will be exercisable at any time, in whole or in part, between the first and fifth anniversary dates of the Effective Date at a price per share equal to 110% of the public offering price of the Shares. SERP shall be afforded demand and "piggyback" registration rights with respect to the Purchase Option and the Shares underlying the Purchase Option as are typical in SERP managed offerings.

          (d) The Company will bear all fees, disbursements and expenses in connection with the proposed offering, including, without limitation, the Company's legal and accounting fees and disbursements, the costs of preparing, printing, mailing and delivering the Registration Statement, Prospectus and amendments, post-effective amendments and supplements thereto, the Underwriting Agreement and related documents and "Blue Sky" memoranda (all in such quantities as SERP may reasonably require), preparing and printing stock certificates, the costs of holding "due diligence" meetings, filing fees, costs and expenses (including fees and disbursements of SERP's counsel) incurred in registering the offering with the National Association of Securities Dealers, Inc. ("NASD"), preparation of transaction "bibles" and "mementos" in such quantities as SERP may reasonably request, listing the Shares on the Nasdaq National Market, filing fees, costs and expenses (including fees and disbursements of SERP's counsel) incurred in qualifying the offering under the "Blue Sky" laws of the states specified by SERP, transfer taxes, transfer and warrant agent and registrar fees, and the costs of placing a "tombstone" advertisement in The Wall Street Journal and The New York Times and a third publication to be selected by SERP.

          (e) The Company shall "Blue Sky" the offering in such states as SERP shall reasonably request. All blue sky work shall be undertaken by SERP's counsel. The Company shall pay for all blue sky filing fees and costs and expenses of blue sky registration or qualification, including the fees and disbursements of SERP's counsel. Upon the commencement of blue sky filings (which shall be when the Company first files the Registration Statement with the Securities and Exchange Commission), the Company shall pay $2,500 to such counsel on account for professional services to be rendered, with the balance owed for professional services (no more than an additional $2,500) to be due on the Closing Date. It is understood that, if the Shares are not quoted on the Nasdaq National Market on the Effective Date, such counsel shall be required to perform significant additional blue sky work for which it shall be compensated by the Company.

          (f) Except with SERP's prior consent, no proceeds of the offering shall be used to pay (i) any debt for borrowed funds or (ii) any debt or obligation owed to any Insider, as defined below ("Related Party Obligations"). SERP consents to the repayment of (i) up to $20,000 to Mr. James Bunker for advances made to the Company by Mr. Bunker to purchase equipment; and (ii) up to $100,000 principal amount of loans made to the Company by certain officers, to the extent such loans are not "rolled over" to purchase Notes in the Bridge Financing.

          (g) The Company agrees not to permit or cause a private or public sale or private or public offering of any of its securities (in any manner, including pursuant to Rule 144 under the Act) owned or to be owned of record, or beneficially by (i) any of the Company's officers or directors, by any significant shareholders we mutually determine to be necessary, or by any family member or affiliate of any of the foregoing persons (collectively, "Insiders") for a period of 15 months following the Effective Date, and (ii) any holder of the Company's Preferred Stock or Convertible Debentures for a period of six months following the Effective Date, in


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Objective Communications, Inc.
January 14, 1999
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each case, without obtaining the prior written approval of SERP. The Company shall cause each of the foregoing persons (collectively, the "Insiders") to execute an agreement with SERP regarding such restrictions prior to the consummation of the Bridge Financing.

          (h) SERP will have a right of first refusal to underwrite or place any public or private sale of debt or equity securities (excluding sales to employees) of the Company or any subsidiary or successor of the Company during the three-year period following the closing of the Bridge Financing. If SERP elects not to exercise this right of first refusal with respect to any proposed financing ("Proposed Financing"), SERP shall be afforded the opportunity to participate in the underwriting syndicate for the Proposed Financing at a level immediately below the managing underwriter(s) or at such other level below the managing underwriter(s) as SERP shall select. SERP, in its discretion, shall also be afforded the opportunity to purchase, as a member of the selling group for the Proposed Financing, the largest allocation provided to any member of the selling group. In addition, during the three-year period following the closing of the Bridge Financing, SERP shall have the right to purchase for SERP's account or to sell for the account of the Insiders any securities sold by the Insiders on the open market. Each of the Insiders will agree to consult with SERP with regard to any such sales and will offer SERP the exclusive opportunity to purchase or sell such securities on terms at least as favorable to the Insiders as they can secure elsewhere. If SERP fails to accept any such proposal within three business days after receipt of a notice containing such proposal, then SERP shall have no claim or right with respect to any such sales contained in any such notice. If, thereafter, such proposal is modified in any material respect, the Insiders shall adopt the same procedure as with respect to the original proposal.

          (i) For a period of three years from the Effective Date, the Company will appoint a designee of SERP who is reasonably acceptable to the Company as a member of its Board of Directors. Alternatively, SERP shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors. Such designee or representative, as the case may be, shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation.

          (j) Prior to the consummation of the Bridge Financing, the Company will have employment agreements with such of the Company's executive officers as may be reasonably selected by SERP and the Company, the terms of which shall be satisfactory to SERP, including a covenant not to compete for a period of two years after termination of employment.

          (k) Commencing on the date hereof and continuing until ten days after the Closing, the Company will not issue a press release or engage in any other publicity (other than customary advertisements for its products and services) without first providing SERP with an opportunity to review and comment on same.

          The Company represents and warrants to SERP that (i) it is not obligated to pay a finder's or consulting fee to anyone in connection with the introduction of the Company to SERP; (ii) during the prior twelve months, it has not paid any monies or other compensation or issued any securities to any member of the NASD, or to any affiliate or associate of such a member, or to any other person in consideration for such person raising funds for the Company or providing consulting services to the Company, except for payments to SERP hereunder (we acknowledge that you may be required to pay an NASD member ("Other Agent") a fee (and expenses related thereto) as a result of the execution of this letter or the consummation of the offerings contemplated hereunder, but that such payment will be deferred until the closing of the public offering to which this letter relates); and (iii) no holder of the Company's securities has
(A) any right (which will not be waived prior to the Effective Date) to "piggyback" its securities on the Registration Statement (except that the holders of the Company's Convertible Debentures have the right to have the Common Stock underlying such debentures registered pursuant to the


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Objective Communications, Inc.
January 14, 1999
Page 4




registration statement to be filed in connection with the public offering to which this letter relates) or (B) any right to demand registration of its securities (which will not be modified prior to the Effective Date so that it cannot be exercised until at least 12 months after the Effective Date).

          It is our intention to enter into the Underwriting Agreement on the Effective Date; however, SERP reserves the right not to proceed with the offering for any reason, including if prior to the execution of the Underwriting
Agreement: (i) the Company and SERP cannot agree on the offering price of the Shares or SERP determines that market conditions are unsuitable for the offering; (ii) material adverse information not previously disclosed to SERP comes to SERP's attention relating to the Company, its management or its position in the industry which would preclude a successful public offering;
(iii) a material adverse change has occurred in the financial condition, business or prospects of the Company, or the Common Stock is delisted from the Nasdaq system; (iv) the NASD determines that any payment (including cash and/or securities) paid by the Company to any investment banker (other than SERP), consultant or to any other person is "underwriter compensation" in connection with the proposed public offering; or (v) the Company has materially breached any of its representations, warranties or obligations hereunder, or failed to expeditiously proceed with the offering or to cooperate with SERP in requesting effectiveness of the Registration Statement at such time as SERP may reasonably deem appropriate. If, prior to the execution of the Underwriting Agreement, SERP elects not to proceed with the offering as a result of the condition enumerated in clause (i) above, the Company shall reimburse SERP in full for its out-of-pocket expenses (including, without limitation, its reasonable legal fees and disbursements), up to the amounts previously paid pursuant to paragraph (b), above. If, prior to the execution of the Underwriting Agreement, SERP elects not to proceed with the offering as a result of any of the conditions enumerated in any of clauses (ii)-(v) above, or the Company elects not to proceed with the offering for any reason (either of such events being referred to herein as an "Offering Termination"), the Company shall reimburse SERP in full for its out-of-pocket expenses (including, without limitation, its reasonable legal fees and disbursements), up to an aggregate of $100,000, less amounts previously paid pursuant to paragraph (b) above. In addition, if (A) SERP elects not to proceed with the offering as a result of the condition enumerated in clause (v) above, or (B) the Company elects not to proceed with the proposed offering for any reason, and within 12 months thereafter, the Company engages in any public offering, private placement or other capital raising transaction involving the sale of its securities, or in any sale or exchange of all or substantially all of its assets or outstanding shares of capital stock (including by way of merger), or in any similar transaction (each, a "Subsequent Transaction"), then SERP shall be given the right to act as the investment banker for the Company in connection with the Subsequent Transaction and be paid an investment banking fee in connection therewith equal to (i) two and one-half percent (2 1/2%) of the consideration received by the Company (and/or the selling stockholders) in such Subsequent Transaction ("Transaction Fee"); and (ii) five-year warrants to purchase 250,000 shares of common stock at a price equal to the lower of $2.00 or the per-share price paid in the Subsequent Transaction.

          Prior to filing the Registration Statement described above, the Company will prepare an "investment summary" covering a proposed Bridge Financing in the total principal amount of $3,000,000, to be evidenced by promissory notes of the Company ("Notes") bearing interest at 10% per annum until maturity and 15% thereafter. The bridge investors will also be issued an aggregate of 1,200,000 shares* of Common Stock ("Bridge Shares"). The Notes (both principal and interest) will be due and payable upon the earlier of: (i) the 12-month anniversary of the date of the closing of the Bridge Financing,
(ii) the closing of the public offering to which this letter relates, (iii) the sale by the Company of all or substantially all of its assets or mergers or consolidations in which the Company is not the survivor, (iv) the sale or exchange of all or substantially all of the outstanding shares


-------------------------
* The number of shares (and consequently, the amount to be raised) will not exceed 20% of the common shares outstanding on the date of closing the Bridge Financing.

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Objective Communications, Inc.
January 14, 1999
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of the Company's Common Stock (including by way of merger, consolidation, etc.), or (v) an Offering Termination. In the event the Notes are not paid when due, the Notes shall be convertible at the option of the bridge investors, into shares of Common Stock at 50% of the market price of the Common Stock for the five trading days ending on the day prior to conversion. The proceeds of the Bridge Financing will be used for purposes mutually agreed upon by SERP and the Company; provided, however, that no proceeds shall be used to pay (i) any indebtedness for borrowed funds or (ii) any Related Party Obligations. The bridge investors will be granted "piggy back" registration rights on all registration statements of the Company and will also have the Bridge Shares registered by means of the same Registration Statement which is the subject of this letter but, notwithstanding this, will agree with SERP that they will not dispose of their Bridge Shares for a period of six months from the Effective
Date without SERP's consent. The Bridge Financing will be made only to "accredited investors." SERP will act as placement agent for the Bridge
Financing on a "best efforts, $1,000,000 minimum-$3,000,000 maximum" basis. The Company agrees to pay to SERP a commission of 8% and a non-accountable expense allowance of 3% of the gross proceeds of the offering at the closing of the Bridge Financing. The Company shall also pay, at the closing of the Bridge Financing, the fees and disbursements of SERP's counsel relating to "blue-skying" the bridge offering in states specified by SERP, which fees are anticipated to be approximately $2,500. The Company shall also pay as due the state exemption and filing fees in connection with such blue sky efforts. All of the foregoing will be set forth in the Agency Agreement to be executed by the Company and SERP immediately prior to the commencement of the Bridge Financing. The Agency Agreement shall also contain a provision granting SERP a right of first refusal on the terms described in paragraph (h) above.

          It shall be conditions to commencing the Bridge Financing that: (i) the Company's trade payables be restructured in a manner reasonably satisfactory to SERP and (ii) the board of directors of the Company shall have approved the Split. It shall be conditions to closing the Bridge Financing that (a) the holders of the Company's outstanding Preferred Stock and Convertible Debentures agree to convert such stock into Common Stock on terms reasonably satisfactory to SERP; and (b) the Other Agent grants a full release to the Company for consideration and on terms reasonably satisfactory to SERP.

          Except as otherwise set forth herein and in the Agency Agreement referred to above, neither the Company nor SERP will be under any obligation to the other, until both the Company and SERP have executed and delivered the Underwriting Agreement. It is understood that, except as otherwise indicated, this letter is merely a statement of intent and any legal obligations between the parties shall be only as set forth in a duly negotiated and executed Underwriting Agreement. This letter shall, nevertheless, constitute a binding agreement relative to the reimbursement of SERP's expenses, the payment of the Transaction Fee and the Company's obligations and agreements in the next two paragraphs. The Company recognizes that matters material to the offerings which are not addressed in this letter may be raised by one another for inclusion in the definitive Underwriting and Agency Agreements.

          This letter shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (2) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern


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Objective Communications, Inc.
January 14, 1999
Page 6




District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

          If the foregoing correctly sets forth our understanding with respect to the proposed offerings on behalf of the Company, please so confirm by signing and returning one copy of this letter, together with a check payable to Southeast Research Partners, Inc.. in the amount of $25,000, whereupon we will instruct our counsel to cooperate with counsel for the Company in the preparation of the appropriate "investment summary," Agency Agreement, Registration Statement under the Act, and the Underwriting Agreement and other related documents so as to expedite the successful consummation of the Bridge Financing and the public offering.

                                    Very truly yours,


                                    SOUTHEAST RESEARCH PARTNERS, INC.



                                    By:
                                       ------------------------
                                       Name:
                                       Title:

Accepted and confirmed:

OBJECTIVE COMMUNICATIONS, INC.


By:
   -----------------------
   Name:
   Title: